Exhibit 5.1

OPINION OF CONDON THORNTON SLADEK HARRELL PLLC

June 20, 2014

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as special New York counsel for Cameron International Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offer and sale by the Company of $250 million in aggregate principal amount of the Company’s 1.40% Senior Notes due 2017 (the “2017 Notes”) and $250 million in aggregate principal amount of the Company’s 3.70% Senior Notes due 2024 (the “2024 Notes” and, together with the 2017 Notes, the “Notes”), to be issued and sold pursuant to an underwriting agreement, dated June 17, 2014 (the “Underwriting Agreement”), by and among the Company and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc. and RBS Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”).

The Notes are being offered and sold pursuant to a prospectus supplement, dated June 17, 2014 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on June 19, 2014, to a prospectus dated December 22, 2011 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-178708) (the “Registration Statement”), which Registration Statement became effective upon filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes are to be issued pursuant to an Indenture (the “Base Indenture”), dated May 17, 2012, by and among the Company and Union Bank, N.A., as trustee (the “Trustee”), as supplemented and amended by the Sixth Supplemental Indenture (herein so called) and the Seventh Supplemental Indenture (herein so called and, together with the Sixth Supplemental Indenture, the “Supplemental Indentures”), each dated June 20, 2014, establishing the forms and terms of the Notes.  The Base Indenture, as so supplemented and amended by the Supplemental Indentures, is referred to herein as the “Indenture.”

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation of the Company, as amended through the date hereof, (ii) certain resolutions adopted by the Board of Directors of the Company relating to the registration of the Notes and related matters, (iii) certain resolutions adopted by a pricing committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus, (vi) the Base Indenture and each of the Supplemental Indentures, (vii) the Underwriting Agreement and (viii) such other certificates, instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

The Indenture and the Notes are referred to herein collectively as the “Transaction Documents.”

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, assuming the Notes have been duly authenticated by the Trustee in accordance with the Indenture and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are subject to the following qualifications:

A.                              As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

B.                                    We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) all signatures, including endorsements, on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic and all public records are accurate and complete, (v) each natural person signing any document has the legal capacity and competency to do so, (vi) each person signing in a representative capacity any document reviewed by us had the legal capacity to do so, and (vii) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Underwriting Agreement.

C.                                    In addition, we have assumed that the Transaction Documents are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Transaction Document to which it is a party (i) are within its corporate powers, (ii) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official and (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that with respect to clauses (i) through (iv) above we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

D.                                    The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.  We express no opinion as to any law, rule or regulation that is applicable to the Company, the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

E.                                     We express no opinions concerning the validity or enforceability of any provisions contained in the Transaction Documents that purport to waive or not give effect to rights to notices, defenses, or other rights or benefits that cannot be effectively waived under applicable law.

F.                                      The opinions stated herein are subject to (i) laws relating to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including, without limitation, concepts of materiality and reasonableness, and (iii) any implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/CONDON THORNTON SLADEK HARRELL PLLC